Exhibit 5.1

TAGLaw International Lawyers

September 20, 2018

Twin Disc, Incorporated

1328 Racine Street

Racine, Wisconsin 53403

Re: Prospectus Supplement to Registration Statement on Form S-3 Filed by Twin Disc, Incorporated

Ladies and Gentlemen:

As counsel to Twin Disc, Incorporated, a Wisconsin company (the “Company”), we have examined the Registration Statement on Form S-3 (File No. 333-227130) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 31, 2018 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on September 14, 2018, including the prospectus included therein (the “Base Prospectus”), and as supplemented by the preliminary prospectus supplement dated September 17, 2018 and the final prospectus supplement dated September 20, 2018, in connection with the offering by the Company of up to $34,500,000 of shares of the Company’s common stock, no par value (the “Common Stock”) to be issued pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of September 20, 2018 by and among the Company and Robert W. Baird & Co. Incorporated. We refer to such preliminary and final prospectus supplements collectively, as the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus.” The offering of the Common Stock by the Company pursuant to the Registration Statement, the Prospectus and the Underwriting Agreement is referred to herein as the “Offering.” At your request we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion expressed below we have examined originals or copies of the Underwriting Agreement, the Company’s amended and restated articles of incorporation (the “Articles of Incorporation”), the Company’s bylaws, as amended (“the Bylaws”), certain corporate proceedings of the Company’s board of directors (the “Board”) or a committee or committees of the Board relating to the Registration Statement, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or governmental officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by Wisconsin Department of Financial Institutions dated September 19, 2018 and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Common Stock as of the date of this letter.

The foregoing opinions are limited to the laws of the United States and the State of Wisconsin, as in effect on the date hereof, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of the Common Stock, there will not have occurred any change in the law or the facts affecting the validity of the Common Stock, any change in actions of the Board or the Company’s shareholders, or any amendments to the Company’s current Articles of Incorporation and Bylaws, and (ii) at the time of the offer, issuance and sale of any Common Stock, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Common Stock subsequent to the date hereof and the compliance by the Company with the terms of such Common Stock will not result in a violation of the Company’s Articles of Incorporation or any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon, and subject to, the foregoing, it is our opinion that when the Common Stock that may be issued and sold by the Company pursuant to the Underwriting Agreement have been issued and sold by the Company against the Company’s receipt of payment therefor and delivered in accordance with the provisions of the Underwriting Agreement, and in the manner and for the consideration stated in the Registration Statement and the Prospectus, such Common Stock will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Report on Form 8-K to be filed by the Company with the Commission in connection with the offering of the Common Stock and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for use in connection with issuance and sale of the Common Stock subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

von BRIESEN & ROPER, s.c.

/s/ von Briesen & Roper, s.c.